SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G

                             Rotech Healthcare Inc.
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                                (Name of Issuer)


                    Common Stock, $0.0001 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    778669101
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                      (CUSIP Number of Class of Securities)


                                 April 27, 2006
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             (Date of Event which Requires Filing of this Statement)



                  Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


                                [ ] RULE 13d-1(b)
                                [X] RULE 13d-1(c)
                                [ ] RULE 13d-1(d)

CUSIP NO.  778669101                                               Page 2 of 11
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1) Name And I.R.S. Identification No. Of Reporting Person

   Wynnefield Partners Small Cap Value, L.P. 13-3688497
--------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC Use Only
--------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 336,656 Shares
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 336,656 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
         336,656 Shares
-------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         1.3%
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) PN
-------------------------------------------------------------------------------

CUSIP NO.  778669101                                               Page 3 of 11
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

   Wynnefield Partners Small Cap Value, L.P.I    13-3953291
--------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group (See Instructions)
   (a)
   (b) [X] Reporting Person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 425,024 Shares
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 425,024 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
         425,024 Shares
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9): 1.7 %
--------------------------------------------------------------------------------
12) Type of Reporting Person: PN
--------------------------------------------------------------------------------

CUSIP NO.  778669101                                                Page 4 of 11
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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

   Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
--------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 464,300 Shares
BENEFICIALLY OWNED BY      -----------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 464,300 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
         464,300 Shares
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9): 1.8%
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------

CUSIP NO.  778669101                                                Page 5 of 11
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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

   Wynnefield Capital Management, LLC  13-4018186
--------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a) (b)
   [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization: New York
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 761,680 Shares (1)
BENEFICIALLY OWNED BY      -----------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 761,680 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
         761,680 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9): 3.0% (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person: OO (Limited Liability Company)
--------------------------------------------------------------------------------
(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP NO.  778669101                                                Page 6 of 11
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Capital, Inc. (No IRS Identification No.)
--------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 464,300 Shares (1)
BENEFICIALLY OWNED BY      -----------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 464,300 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
         464,300 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9): 1.8% (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------
(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

CUSIP NO.  778669101                                                Page 7 of 11
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1) Name And I.R.S. Identification No. Of Reporting Person

   Channel Partnership II, L.P. 22-3215653
--------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC Use Only
--------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 20,500 Shares
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 20,500 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
         20,500 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9): 0.1%
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

CUSIP NO.  778669101                                                Page 8 of 11
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1) Name And I.R.S. Identification No. Of Reporting Person

Wynnefield Capital, Inc. Profit Sharing Plan 13-3873998
--------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC Use Only
--------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization: N/A
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 25,000 Shares
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 25,000 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
         25,000 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9): 0.1%
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) EP
--------------------------------------------------------------------------------

CUSIP NO.  778669101                                                Page 9 of 11
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1) Name And I.R.S. Identification No. Of Reporting Person

Nelson Obus
--------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC Use Only
--------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 45,500 Shares (1)(2)
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 45,500 Shares (1)(2)
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
         45,500 Shares (1)(2)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9): 0.2% (1)(2)
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) IN
--------------------------------------------------------------------------------

(1) Mr. Obus holds an indirect beneficial interest in 20,500 of these shares, which are directly beneficially owned by Channel Partnership II, L.P.

(2) Mr. Obus holds an indirect beneficial interest in 25,000 of these shares, which are directly beneficially owned by the Wynnefield Capital, Inc. Profit Sharing Plan.

ITEM 1(a).  Name of Issuer:
      Rotech Healthcare Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

      2600 Technology Dr., Suite 300, Orlando, FL  32804-8000
      --------------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:

      Wynnefield Partners Small Cap Value, L.P. ("Partners")
      --------------------------------------------------------------------------
      Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
      --------------------------------------------------------------------------
      Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")
      --------------------------------------------------------------------------
      Wynnefield Capital Management, LLC ("WCM")
      --------------------------------------------------------------------------
      Wynnefield Capital, Inc. ("WCI")
      --------------------------------------------------------------------------
      Channel Partnership II, L.P. ("Channel")
      --------------------------------------------------------------------------
      Wynnefield Capital, Inc. Profit Sharing Plan ("Plan")
      --------------------------------------------------------------------------
      Nelson Obus ("Mr. Obus")
      --------------------------------------------------------------------------


ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:

      450 Seventh Avenue, Suite 509, New York, New York 10123
      --------------------------------------------------------------------------

ITEM 2(c).  Citizenship:

      Partners and  Partners I  are Delaware Limited Partnerships
      --------------------------------------------------------------------------
      Fund and WCI are Cayman Islands Companies
      --------------------------------------------------------------------------
      WCM is a New York Limited Liability Company
      --------------------------------------------------------------------------
      Channel is a New York Limited Partnership
      --------------------------------------------------------------------------
      Mr. Obus is an individual
      --------------------------------------------------------------------------
      Plan is a New York Corporation
      --------------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:

      Common Stock, $0.0001 Par Value Per Share
      --------------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:  778669101

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:

      None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.  Ownership:

(a)   Amount beneficially owned by all reporting persons: 1,271,480 Shares

(b)   Percent of class: 5.0 % of Common Stock

(c)   Number of shares as to which the reporting persons have:

         (i)   sole power to vote or to direct the vote:
                  1,271,480 Shares
         (ii)  shared power to vote or to direct the vote
         (iii) sole power to dispose or to direct the disposition:
                  1,271,480 Shares
         (iv)  shared power to dispose or to direct the disposition

ITEM 5.  Ownership of five percent or less of a class.

      Not applicable.

ITEM 6. Ownership of more than five percent on behalf of another person.

      Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

         Not applicable.

ITEM 8.  Identification and classification of members of the group.

      None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9.  Notice of dissolution of group.

         Not applicable.

ITEM 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated:   April 28, 2006
                              WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                              By:  Wynnefield Capital Management, LLC,
                                   General Partner

                                   By:   /s/ Nelson Obus
                                         ---------------------------------------
                                         Nelson Obus, Managing Member

                              WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                              By:  Wynnefield Capital Management, LLC,
                                   General Partner

                                   By:   /s/ Nelson Obus
                                         ---------------------------------------
                                         Nelson Obus, Managing Member

                              WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                              By:  Wynnefield Capital, Inc.

                                   By:   /s/ Nelson Obus
                                         ---------------------------------------
                                         Nelson Obus, President

                              CHANNEL PARTNERSHIP II, L.P.

                              By:  /s/ Nelson Obus
                                   ---------------------------------------------
                                   Nelson Obus, General Partner


                              WYNNEFIELD CAPITAL MANAGEMENT, LLC

                              By:  /s/ Nelson Obus
                                   --------------------------------------------
                                   Nelson Obus, Managing Member


                              WYNNEFIELD CAPITAL, INC.

                              By:  /s/ Nelson Obus
                                   ---------------------------------------------
                                   Nelson Obus, President

                              /s/ Nelson Obus
                              --------------------------------------------------
                              Nelson Obus, Individually

                              WYNNEFIELD CAPITAL, INC. PROFIT SHARING PLAN

                              By:  /s/ Nelson Obus
                                   ---------------------------------------------
                                    Nelson Obus, Authorized Signatory